EXHIBIT 23

CONSENT OF ERNST & YOUNG LLP

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-112365, Form S-8 No. 333-72444 and Form S-8 No. 333-42904) pertaining to the California Pizza Kitchen, Inc. Employee Stock Purchase Plan, 1998 Stock-Based Incentive Compensation Plan and 1990 Employee Stock Option Plan of our report dated January 29, 2004, with respect to the consolidated financial statements of California Pizza Kitchen, Inc. included in the Annual Report (Form 10-K/A) for the year ended December 28, 2003.

/s/    Ernst & Young LLP

Long Beach, California

April 21, 2004